February 28, 2019

Gary Loffredo
62 Wheeler Road
Wayne, NJ 07470

Re:    Letter of Promotion
Dear Gary:
Cinedigm Corp. (the "Company") is pleased to offer you a promotion to the exempt position Chief Operating Officer in our New York office.

1.
Start Date & Duties: Your effective date of promotion is February 13, 2019. Along with your roles and responsibilities for the various duties as set forth in your new position description which we discussed, you will also retain your role as General Counsel and President of Digital Cinema. You will continue to report to Chris McGurk, Chairman & Chief Executive Officer. You agree to use your reasonable efforts to perform your duties for the Company diligently and to the best of your ability. You agree to devote your full business time and attention to performing your duties for the Company.

2.
Compensation: Your new compensation will be $17,708.33 per pay period which equalizes to $425,000.00 US dollars annually, payable in accordance with the Company's normal payroll practices and subject to whatever withholdings are required by law.

a.
Bonus: You will be eligible to participate in the Company's Management Annual Incentive Plan or any amended or successor plan thereto ("MAIP"). For each of the fiscal years ending March 31st, the target bonus shall be 60% (Sixty percent) of your Base Salary (the "Target Bonus"). Your bonuses shall be based on Company performance with goals to be established annually by the Compensation Committee and shall be subject to adjustment at the sole discretion of the Compensation Committee. Bonuses shall be paid at the same time bonuses are paid to other executives of the company, which payment shall be made during the calendar year that includes the close of such fiscal year, but no later than August 31st following the fiscal year for which the bonus is earned and shall be subject to the terms of the MAIP.

b.
Long-Term Incentive Awards: As the company is in transition regarding our current stock plan, you shall receive an award that is commensurate with your new role that is in line with an executive at the COO level at the discretion of the

15301 Ventura Blvd
Bldg. B, Suite 420    45 West 36th Street 7th Floor
424.281.5400 ph    212-206-8600 ph.
424.281.5401 fax    212-206-9001 fax
4848-2633-0776v.1

Compensation Committee. Considerations for all grants among other factors are, the availability of shares under the EIP and other SAR features such as length of term, and termination provisions shall be consistent with prior option grants, subject to the sole and absolute discretion of the Compensation Committee. The award described in this paragraph will be subject to the specific terms of separate Notices of Award that will be provided to you.
The continuing provisions of the Employment Agreement between you and The Company dated as of October 13, 2013 are not affected by this letter.
Congratulations on your promotion and your new position at Cinedigm Corp.
Sincerely,
Cinedigm Corp.            Agreed and Accepted:

_/s/ Mark Torres__________            _/s/ Gary Loffredo ________
Mark Torres                    Gary Loffredo
Vice President, Human Resources        Chief Operating Officer

___3/5/19________________        _2/28/19_________________
Date                        Date

15301 Ventura Blvd
Bldg. B, Suite 420    45 West 36th Street 7th Floor
424.281.5400 ph    212-206-8600 ph.
424.281.5401 fax    212-206-9001 fax
4848-2633-0776v.1